Exhibit 99.1

KINGOLD JEWELRY REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2014

Company to Hold Conference Call with Accompanying Slide Presentation on August 14, 2014, at 8:30 a.m ET

Company Reiterates 2014 Guidance of Between 60 metric tons and 70 metric tons of Gold Processed During 2014

WUHAN CITY, China, August 13, 2014 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced its financial results for the second quarter and six months ended June 30, 2014.

2014 Second Quarter Financial Highlights (all results are compared to prior year period)

•	Net sales decreased to $339.8 million compared to $367.0 million, largely as a result of lower gold prices during the period
•	Processed a total of 17.9 metric tons of 24-karat gold products, an increase of 17.8% compared to 15.2 metric tons
•	Net income attributable to common stockholders increased to $16.8 million, or $0.25 per share, from $6.3 million, or $0.10 per share, largely due to a write-down in inventory from the prior year period

2014 Six Month Financial Highlights (all results are compared to prior year period)

•	Net sales increased to $647.2 million compared to $588.5 million
•	Processed a total of 32.3 metric tons of 24-karat gold products, an increase of 35.7% compared to 23.8 metric tons
•	Net income attributable to common stockholders increased to $31.2 million, or $0.48 per share, from $9.4 million, or $0.15 per share, largely due to a write-down in inventory from the prior year period
•	Book value per diluted share of $3.69 at June 30, 2014 compared to S3.35 at December 31, 2013
•	Recorded a total amount of approximately $5.3 million cash dividend payable as of June 30, 2014 in connection with a special one-time cash dividend of $0.08 per share of common stock declared June 17, 2014, payable no later than August 28, 2014 to stockholders of record as of June 30, 2014

Mr. ZhiHong Jia, Chairman and CEO of the Company, commented, “Despite the overall decrease in gold price during the quarter, we continuous to receive growing demand for gold products in China, and we were still able to increase our production. We remain on track to meet our projected volume totals for 2014 and continue to produce strong margins due to lower costs of production.”

Mr. Jia added, “Construction at the Company’s planned Kingold Jewelry International Industry Park continues to progress, and the foundations have largely been laid. As a result of a delay by the construction company in charge of the project, we deferred our payments due to the construction company by two to three months. The construction has resumed and we expect to accelerate the construction process for the remainder of 2014.”

Kingold Jewelry, Inc. August 13, 2014	Page 2

2014 Second Quarter Operational Review

•	In the second quarter of 2014, Kingold processed approximately 17.9 metric tons of 24-karat gold products, an increase of 17.8% over the 15.2 metric tons processed in the second quarter of 2013.

Metric Tons of Gold Processed
	Three Months Ended:
	June 30, 2014		June 30, 2013
	Volume	% of Total	Volume	% of Total
Branded*	8.7	48.6%	8.5	55.9%
Customized**	9.2	51.4%	6.7	44.1%
Total	17.9	100%	15.2	100%
	Six Months Ended:
	June 30, 2014		June 30, 2013
	Volume	% of Total	Volume	% of Total
Branded*	16.6	51.4%	13.2	55.5%
Customized**	15.7	48.6%	10.6	44.5%
Total	32.3	100%	23.8	100%

  * Branded Production: The Company purchases gold from the Shanghai Gold Exchange to produce branded products.

** Customized Production: Clients who purchase customized products supply gold to the Company for processing.

2014 Second Quarter Financial Review

Revenues

Net sales for the three months ended June 30, 2014 decreased to $339.8 million from $367.0 million for the same period in 2013. The decrease was primarily due to lower gold prices in the second quarter of 2014.

For the three months ended June 30, 2014, the Company processed a total of 17.9 metric tons of gold, of which branded production was 8.7 metric tons, representing 48.6% of net sales, and customized production was 9.2 metric tons, representing 51.4% of net sales in the second quarter of 2014. Compared to a total of 15.2 metric tons of gold processed, branded production was 8.5 metric tons, or 55.9% of the net sales, and customized production was 6.7 metric tons, or 44.1% of the net sales in second quarter of 2013.

Net sales for the six months ended June 30, 2014 were $647.2 million, an increase of 10.0% from the $588.5 million reported in the same period of the prior year. The increase in net sales was primarily driven by increased production of $137.4 million, offset by approximately $88.1 million due to the decrease in the price of gold, with the remaining increase due to gains from exchange rate fluctuations.

Gross Profit

Gross profit for the three months ended June 30, 2014 increased to $24.5 million, an increase of 139.6%, from $10.2 million for the same period in 2013. Gross profit for the six months ended June 30, 2014 increased to $52.4 million, an increase of 229.7%, from $15.9 million for the same period in 2013.

Gross Margin

The Company’s gross margin was 7.2% for the three months ended June 30, 2014, increased from 2.8% in the prior year period. The substantial increase was primarily due to the Company’ purchase of large quantities of gold inventory at year end 2013 and beginning of 2014 at low market prices, resulting in much lower cost of production during the first quarter. Gold prices increased from $1,202 per ounce on December 31, 2013 to as high as $1,379 per ounce on March 14, 2014 before decreasing to $1,330 on June 30, 2014. The Company also increased the volume of higher margin customized production. Finally, the Company had a $5.2 million write-down of inventory in the first half of 2013, which raised cost of goods sold and reduced the gross margin, and similar adjustments were not required during the first half of 2014.

Kingold Jewelry, Inc. August 13, 2014	Page 3

The Company’s gross margin for the six months ended June 30, 2014 was 8.1%, up from 2.7% in the prior year period. The increase is for the same reasons described above.

Net Income

Net income attributable to common stockholders for the three months ended June 30, 2014 was $16.8 million, or $0.25 based on 66.1 million weighted average diluted shares outstanding, compared to net income of $6.3 million in the prior year period, or $0.10 per diluted share based on 64.3 million diluted shares outstanding, in the prior-year period.

Net income attributable to Kingold stockholders for the six months ended June 30, 2014 was $34.0 million, or $0.51 per diluted share based on 66.3 million weighted average diluted shares outstanding, compared to net income of $9.4 million in the prior year period, or $0.15 per diluted share based on 62.7 million weighted average diluted shares outstanding, in the prior-year period.

Balance Sheet and Cash Flow

(in millions except for percentages)	6/30/2014	12/31/2013	% Changed
Cash	$6.8	2.3	198.0%
Inventories (gold)	209.6	174.4	20.2%
Working Capital	223.1	199.8	11.6%
Stockholders’ Equity	244.1	214.9	13.6%

Net cash provided by operating activities was $8.8 million for the six months ended June 30, 2014, compared with net cash used by operating activities of $11.4 million for the same period in 2013. The change was mainly because of the substantial increase of net income, which was offset by the increase in inventory.

Kingold’s net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold). Other factors that may vary significantly include the Company’s purchases of gold and income taxes. The Company expects that the net cash it generates from operating activities will continue to fluctuate as the Company’s inventories, receivables, accounts payables, and the other factors described above change with increased production and the purchase of larger quantities of raw materials (principally gold).

Outlook for 2014

Based on its existing resources and capacity, strong demand for 24-karat gold products in China and continued efforts in building market share, the Company reiterates its gold processed is expected to be between 60 metric tons and 70 metric tons during 2014.

Conference Call Details

Kingold also announced that it will discuss financial results in a conference call on August 14, 2014, at 8:30 AM ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-9038
Live Participant Dial In (International):	201-493-6742

Kingold Jewelry, Inc. August 13, 2014	Page 4

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold's website at www.kingoldjewelry.com, or click on the following link:  http://kingoldjewelry.equisolvewebcast.com/q2-2014. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These include statements regarding Kingold’s ability to continue to meet Chinese market demand and consumer culture, and the effects on sales volume, as well as statements regarding the development of the Kingold Jewelry International Industry Park, Kingold’s dividend payment plan, Kingold’s net cash from operating activities and Kingold’s outlook for 2014. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Associate
+86 10-6587-6435
kyao@equityny.com

Adam Prior, Senior Vice President
(212) 836-9606
aprior@equityny.com

Kingold Jewelry, Inc. August 13, 2014	Page 5

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(IN U.S. DOLLARS)

(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013

NET SALES	$339,766,164	$367,042,088	$647,219,263	$588,450,210

COST OF SALES
Cost of sales	(314,950,855)	(356,510,182)	(594,244,102)	(571,967,488)
Depreciation	(306,688)	(302,694)	(614,967)	(601,776)
Total Cost of Sales	(315,257,543)	(356,812,876)	(594,859,069)	(572,569,264)

GROSS PROFIT	24,508,621	10,229,212	52,360,194	15,880,946

OPERATING EXPENSES
Selling, general and administrative expenses	1,053,314	871,886	3,618,490	1,995,756
Stock compensation expenses	612,995	510,830	1,225,990	758,788
Depreciation	30,933	37,158	62,040	73,993
Amortization	3,065	3,045	6,154	6,054
Total Operating Expenses	1,700,307	1,422,919	4,912,674	2,834,591

INCOME FROM OPERATIONS	22,808,314	8,806,293	47,447,520	13,046,355

OTHER EXPENSE
Interest expense	(282,868)	(99,539)	(961,391)	(194,048)
Total Other Expense	(282,868)	(99,539)	(961,391)	(194,048)

INCOME FROM OPERATIONS BEFORE TAXES	22,525,446	8,706,754	46,486,129	12,852,307

INCOME TAX PROVISION (BENEFIT)
Current	5,714,928	2,976,395	12,203,971	4,795,298
Deferred	-	(594,907)	274,548	(1,301,887)
TOTAL INCOME TAX PROVISION	5,714,928	2,381,488	12,478,519	3,493,411

NET INCOME	$16,810,518	$6,325,266	$34,007,610	$9,358,896

OTHER COMPREHENSIVE INCOME (LOSS)
Total foreign currency translation gains (loss)	$332,315	$2,539,475	$(1,666,440)	$3,502,015

COMPREHENSIVE INCOME	$17,142,833	$8,864,741	$32,341,170	$12,860,911

Earnings per share
Basic	$0.25	$0.10	$0.52	$0.15
Diluted	$0.25	$0.10	$0.51	$0.15
Weighted average number of shares
Basic	65,953,462	64,002,331	65,881,239	62,428,297
Diluted	66,088,514	64,253,053	66,337,896	62,727,247

Kingold Jewelry, Inc. August 13, 2014	Page 6

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN U.S. DOLLARS)

(UNAUDITED)

	June 30,	December 31,
	2014	2013

ASSETS

CURRENT ASSETS
Cash	$6,809,213	$2,284,930
Restricted cash	32,860,788	12,668,749
Accounts receivable	73,200	532,386
Inventories	209,587,794	174,433,501
Other current assets and prepaid expenses	1,819,657	8,252,387
Due from related party		52,354,308
Value added tax recoverable	6,954,256	6,220,866
Deferred income tax assets	-	275,882
Total Current Assets	258,104,908	257,023,009

PROPERTY AND EQUIPMENT, NET	10,085,006	10,686,947

OTHER ASSETS
Deposit on land use right	42,791,774	32,721,442
Other assets	156,810	157,946
Land use right	497,328	507,117
Total Other Assets	43,445,912	33,386,505

TOTAL ASSETS	$311,635,826	$301,096,461

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$20,709,819	$49,572,985
Other payables and accrued expenses	2,617,325	3,499,717
Income tax payable	5,726,882	3,269,908
Other taxes payable	696,190	848,739
Cash dividend payable	5,276,277	-
Total Current Liabilities	35,026,493	57,191,349

Long term loans	32,461,626	29,004,287

TOTAL LIABILITIES	67,488,119	86,195,636

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of June 30, 2014 and December 31, 2013	-	-
Common stock $0.001 par value, 100,000,000 shares
authorized, 65,953,462 and 64,953,462 shares issued and outstanding
as of June 30, 2014 and December 31, 2013	65,953	64,953
Additional paid-in capital	79,028,195	76,847,205
Retained earnings
Unappropriated	149,677,707	120,946,375
Appropriated	967,543	967,543
Accumulated other comprehensive income	14,408,309	16,074,749
Total Stockholders' Equity	244,147,707	214,900,825

TOTAL LIABILITIES AND EQUITY	$311,635,826	$301,096,461

Kingold Jewelry, Inc. August 13, 2014	Page 7

KINGOLD JEWELRY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(IN U.S. DOLLARS)

(UNAUDITED)

	For the six months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$34,007,610	$9,358,896
Adjusted to reconcile net income to cash used in
operating activities:
Depreciation	677,007	675,769
Amortization of intangible assets	6,154	6,054
Share based compensation	1,225,990	758,788
Inventory valuation allowance	-	5,207,547
Deferred tax provision (benefit)	274,548	(1,301,887)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	456,437	699,963
Inventories	(36,496,004)	(15,191,547)
Other current assets and prepaid expenses	7,932,173	(8,414,355)
Value added tax recoverable	(780,002)	(3,315,726)
Increase (decrease) in:
Other payables and accrued expenses	(893,437)	36,309
Income tax payable	2,486,400	350,834
Other taxes payable	(146,790)	(253,195)
Net cash provided by (used in) operating activities	8,750,086	(11,382,550)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposit for land use right	(10,330,282)	-
Purchase of property and equipment	(150,718)	(44,545)
Net cash used in investing activities	(10,481,000)	(44,545)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans-short term	20,759,049	-
Repayments of bank loans-short term	(49,333,268)	-
Proceeds from long term loan	3,674,759	-
Restricted cash	(20,331,414)	(2,533,688)
Proceeds from related party loan	64,971,981	59,948
Repayments of related party loan	(12,994,396)	-
Net proceeds from exercise of warrants	-	4,500,000
Net proceeds from stock issuance in public offering	-	12,522,000
Net cash provided by financing activities	6,746,711	14,548,260

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(491,514)	26,861

NET DECREASE IN CASH AND CASH EQUIVALENTS	4,524,283	3,148,026

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,284,930	2,544,114

CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,809,213	$5,692,140

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$6,411,325	$2,640,896
Cash paid for income tax	$9,717,571	$4,444,464

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash dividend declared	$5,276,277	$-